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                                                                    EXHIBIT 10.1


                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of the 5th day of October 2001, by and between AMERISTAR CASINOS, INC., a Nevada corporation, with its principal offices located at 3773 Howard Hughes Parkway, Suite 490S, Las Vegas, Nevada 89109 (the "COMPANY"), and GORDON R. KANOFSKY (the "EXECUTIVE").

                                    RECITALS

        WHEREAS, the Executive has been employed by the Company as Senior Vice President of Legal Affairs since September 1, 1999, pursuant to a written Executive Employment Agreement made and entered into as of August 23, 1999 (the "PRIOR AGREEMENT"); and

        WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (each individually a "PARTY" and together the "PARTIES") agree as follows:

                              TERMS AND CONDITIONS

        1. DEFINITIONS. In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

               1.1 "AFFILIATE" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

               1.2 "BASE SALARY" shall mean the salary provided for in Section
        3.1 of this Agreement.

               1.3 "BOARD" shall mean the Board of Directors of the Company.

               1.4 "CAUSE" shall mean that the Executive:

                      (a) has been formally charged with or convicted of a felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude;


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                      (b)    has participated in fraud, embezzlement, or other
               act of dishonesty involving the Company;

                      (c) has been found unsuitable to hold a gaming license or has failed in a timely manner to seek or obtain any finding of suitability or other approval by any gaming regulatory authority whose license, finding of suitability or other approval is legally required as a condition of the Executive's performance of his or her duties and responsibilities under this Agreement;

                      (d) in carrying out his or her duties under this Agreement, has engaged in acts or omissions constituting gross negligence or willful misconduct resulting in, or which, in the good faith opinion of the Company could be expected to result in, material economic harm to the Company;

                      (e) has failed for any reason, within ten (10) days of receipt by the Executive of written notice thereof from Company, to correct, cease or alter any action or omission that (i) in the good faith opinion of the Company does or may materially and adversely affect its business or operations, (ii) violates or does not conform with the Company's policies, standards or regulations, or (iii) constitutes a material breach of this Agreement;

                      (f) has disclosed any Confidential Information without authorization except as otherwise permitted by this Agreement; or

                      (g) has failed for any reason, within ten (10) days of receipt by the Executive of written notice thereof from Company, to correct, cease or alter any action or omission by which the Executive has breached his or her duty of loyalty to the Company.

               The Company shall have the burden of proving Cause in any dispute proceeding between the Company and the Executive.

               1.5 A "CHANGE IN CONTROL" shall be deemed to have occurred if:

                      (a) individuals who, as of the date of this Agreement, constitute the entire Board of Directors of the Company ("INCUMBENT DIRECTORS") cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the then Incumbent Directors (other than an election or nomination of an individual whose assumption of office is the result of an actual or threatened election contest relating to the election of directors of the Company), also shall be an Incumbent Director; or


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                      (b)    the stockholders of the Company shall approve (A)
               any merger, consolidation, or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company) or any sale, lease, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an "ACQUISITION TRANSACTION") where (1) the stockholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of (a) the then outstanding common stock of the corporation surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be (the "SURVIVING CORPORATION") (or of its ultimate parent corporation, if any) and (b) the Combined Voting Power (as defined below) of the then outstanding Voting Securities (as defined below) of the Surviving Corporation (or of its ultimate parent corporation, if any) or (2) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the Board of Directors of the Surviving Corporation (or of its ultimate parent corporation, if any) or (B) any plan or proposal for the liquidation or dissolution of the Company; or

                      (c) any Person (as defined below) other than a Permitted Holder (as defined below) shall become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (THE "EXCHANGE ACT")), directly or indirectly, of securities of the Company representing in the aggregate fifty percent (50%) or more of either (i) the then outstanding shares of the Company Common Stock or (ii) the Combined Voting Power of all then outstanding Voting Securities of the Company; provided, however, that notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred for purposes of this clause (c) solely as the result of:

                             (A) an acquisition of securities by the Company which, by reducing the number of shares of the Company Common Stock or other Voting Securities outstanding, increases (i) the proportionate number of shares of the Company Common Stock beneficially owned by any Person to fifty percent (50%) or more of the shares of the Company Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to fifty percent (50%) or more of the Combined Voting Power of all then outstanding Voting Securities; or


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                             (B)    an acquisition of securities directly from
                      the Company except that this paragraph (B) shall not apply to:

                             (1) any conversion of a security that was not acquired directly from the Company; or

                             (2)    any acquisition of securities if the
                                    Incumbent Directors at the time of the
                                    initial approval of such acquisition would not immediately after (or otherwise as a result of) such acquisition constitute a majority of the Board of Directors of the Company.

                      (d)    For purposes of this Section 1.5:

                             (i) "PERSON" shall mean any individual, entity (including, without limitation, any corporation, partnership, limited liability company, trust, joint venture, association or governmental body) or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that "Person" shall not include the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its majority-owned subsidiaries or any entity organized, appointed or established by the Company or such subsidiary for or pursuant to the terms of any such plan;

                             (ii)   "VOTING SECURITIES" shall mean all
                      securities of a corporation having the right under ordinary circumstances to vote in an election of the Board of Directors of such corporation;

                             (iii) "COMBINED VOTING POWER" shall mean the aggregate votes entitled to be cast generally in the election of directors of a corporation by holders of then outstanding Voting Securities of such corporation; and

                             (iv)   "PERMITTED HOLDER" shall mean (A) the
                      Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company and (B) to the extent they hold securities in any capacity whatsoever, Craig H. Neilsen and Ray Neilsen and their respective estates, spouses, heirs, ancestors, lineal descendants, step children, legatees and legal representatives, and the trustees of any bona fide trusts of which one or more of the foregoing are the sole beneficiaries or grantors thereof and (C) any person controlled, directly or indirectly, by one or more of the foregoing Persons referred to in the immediately preceding clause (B), whether through the ownership of voting securities, by contract or otherwise.

               1.6 "CODE" shall mean the Internal Revenue Code of 1986, as amended.


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               1.7 "COMPANY PROPERTY" shall mean all items and materials
        provided by the Company to the Executive, or to which the Executive has access, in the course of his or her employment, including, without limitation, all Confidential Information and all other files, records, documents, drawings, specifications, memoranda, notes, reports, studies, manuals, equipment, computer disks, videotapes, blueprints and other documents and similar items relating to the Company, its Affiliates or their respective customers, whether prepared by the Executive or others, and any and all copies, abstracts and summaries thereof.

               1.8 "COMPETING BUSINESS" shall mean any Person engaged in the casino gaming industry directly or through an affiliate or subsidiary.

               1.9 "CONFIDENTIAL INFORMATION" shall mean all nonpublic and/or proprietary information respecting the business of the Company or any Affiliate of the Company, including, without limitation, its products, programs, projects, promotions, marketing plans and strategies, business plans or practices, business operations, the identity, compensation and skill level of employees, research and development, intellectual property, software, databases, trademarks, pricing information, accounting and financing data, know how, trade secrets, copyrights, inventions, patents, data, process, process parameters, methods, product design information, research and development data, financial records, operational manuals, technical plans, computer programs, customer lists, price lists, supplier lists, financial information, and/or all other compilations of information which relate to the business of the Company, and any other proprietary material of the Company, which have not been released by the Company to the general public. Confidential Information also includes information concerning the Company's or any of its Affiliate's customers, such as their identity, address, preferences, playing patterns and ratings or any other information kept by the Company or any Affiliate of the Company concerning its customers whether or not such information has been reduced to documentary form. Confidential Information does not include information that is, or becomes, available to the public unless such availability occurs through an unauthorized act on the part of the Executive.

               1.10 "DEFERRED COMPENSATION PLAN" shall mean the Company's Deferred Compensation Plan, as in effect on the date of this Agreement and as it and may be amended from time to time. The terms and conditions of such Plan shall be substantially similar during the Executive's employment under this Agreement as terms and conditions of comparable deferred compensation arrangements for other senior executive officers of the Company in effect from time to time.

               1.11 "DISABILITY" shall mean a physical or mental incapacity that prevents the Executive from performing, with or without reasonable accommodation, the essential functions of his or her position with the Company for a period of ninety (90) consecutive days as determined: (a) in accordance with any long-term disability plan provided by the Company of which the Executive is a participant; or (b) by a licensed healthcare


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        professional selected by the Company, in its sole discretion, to determine whether a Disability exists, to whom the Executive hereby agrees to submit to medical examinations. In addition, the Executive may submit to the Company documentation of a Disability, or lack thereof, from a licensed healthcare professional of his or her choice. Following a determination of a Disability or lack of Disability by the Company's or the Executive's licensed healthcare professional, the other Party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other party. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Executive, and the opinion of such third licensed healthcare professional shall be dispositive.

               1.12 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               1.13 "GOOD REASON" as used in this Agreement shall mean and exist if, without the Executive's prior written consent, one or more of the following events occurs and the Company fails for any reason, within ten
        (10) days of receipt by the Company of written notice thereof from the Executive, to correct, cease or alter any action or omission causing any such events:

                      (a) the Executive is assigned any significant duties or responsibilities that are inconsistent with the scope of duties and responsibilities associated with the Executive's position as described in Section 2.3 including without limitation (i) the appointment of any person other than the Executive as the principal legal affairs officer of the Company, or (ii) the requirement that the Executive report to any person other than the Chief Executive Officer of the Company;

                      (b) the Executive is required to relocate from, or maintain his or her principal office outside of, a twenty-five
               (25) mile radius of his or her principal office location as of the date of this Agreement;

                      (c) the Executive's Base Salary is decreased by the Company;

                      (d) the failure of the Company to award the Executive an annual bonus equal to at least seventy-five percent (75%) of the average amount of the annualized bonus paid to the Executive for the last two (2) full years;

                      (e) the Executive is excluded from participation in any employee benefit or short-term incentive plan or program or his or her benefits under such plans or programs are materially reduced in violation of Section 4.1 or any other provision of this Agreement;

                      (f) the Company fails to pay the Executive any deferred payments that have become payable under the Deferred Compensation Plan;


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                      (g)    the Company fails to reimburse the Executive for
               business expenses properly incurred in accordance with the Company's policies, procedures or practices;

                      (h) the Company fails to obtain a written agreement from any assignee of the Company to assume the obligations under this Agreement, the Indemnification Agreement and any and all stock option and restricted stock agreements between the Executive and the Company (or a substantially equivalent replacement for such stock option and restricted stock agreements) upon an assignment of this Agreement in a sale of assets constituting a Change in Control; or

                      (i) a material breach by the Company of its obligations under this Agreement, the Indemnification Agreement, or any written plan documents or agreements of the Company defining stock option rights, restricted stock rights or employee benefit plans rights of the Executive.

               If the Company disputes the existence of Good Reason, the Company shall have the burden of proving the absence of Good Reason.

               1.14 "INDEMNIFICATION AGREEMENT" means that certain Indemnification Agreement dated August 23, 1999, by and between the Company and the Executive.

               1.15 "PERSON" shall mean any individual, firm, partnership, association, trust, company, corporation, limited liability company or other entity.

               1.16 "RESTRICTED AREA" shall mean the areas within a fifty (50) mile radius of any location at which the Company or one of its Affiliates operates a casino, or has publicly announced an intention to operate a casino, on the date of termination or expiration of the Executive's employment; provided, however, that (i) if the Company or one of its Affiliates operates a casino, or has publicly announced an intention to operate a casino, in the Las Vegas Strip and/or Las Vegas Downtown market areas but not in the Las Vegas Locals market area, then the Restricted Area in respect of such casino or casinos shall be applicable only to Las Vegas Strip and Las Vegas Downtown market area casinos, and (ii) if the Company or one of its Affiliates operates a casino, or has announced an intention to operate a casino, in the Las Vegas Locals market area but not in the Las Vegas Strip and/or Las Vegas Downtown market areas, then the Restricted Area in respect of such casino or casinos shall be applicable only to Las Vegas Locals market area casinos.

               1.17 "RESTRICTION PERIOD" shall mean the period ending twenty-four (24) months after the termination or expiration of the Term of Employment, regardless of the reason for such termination or expiration; provided, however, that the Restriction Period shall mean the period ending twelve (12) months after the termination or expiration of the


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        Term of Employment, regardless of the reason for such termination or expiration, within eighteen (18) months following a Change in Control.

               1.18   "TERM OF EMPLOYMENT" shall mean the period specified in
        Section 2.2.

        2.     TERM OF EMPLOYMENT, POSITION AND RESPONSIBILITIES.

               2.1 EMPLOYMENT CONTINUED. The Company hereby continues the employment of the Executive, and the Executive hereby accepts continued employment with the Company, for the Term of Employment, in the position and with the duties and responsibilities set forth in Section 2.3, and upon such other terms and subject to such other conditions as are stated in this Agreement.

               2.2 TERM OF EMPLOYMENT. Unless earlier terminated pursuant to the provisions of this Agreement, the initial Term of Employment shall terminate at the close of business on December 31, 2002; provided, however, that the initial Term of Employment shall automatically be extended for successive one-year terms, unless either Party gives written notice of termination in accordance with Section 13 ninety (90) days prior to the expiration of the then-present Term of Employment. In the event that such notice is given, the Executive's employment shall terminate at the close of business on December 31, of that year and in that event that date shall be the Executive's last day of employment. The Executive's commencement date for employee benefit purposes shall be deemed to be the commencement date of the Executive's employment by the Company under the Prior Agreement.

               2.3 TITLE AND RESPONSIBILITIES. During the Term of Employment, the Executive shall be employed as Senior Vice President of Legal Affairs of the Company and will perform such other duties and services as, from time to time, are reasonably required by the Company's Chief Executive Officer or Board. The Executive shall be appointed by the Board as a corporate executive officer of the Company at all times during the Term of Employment. The Executive will report directly to the Chief Executive Officer of the Company. During the Term of Employment, the Company will not reduce the title or responsibilities of the Executive. During the Term of Employment, the Executive shall devote substantially all of his or her business time and attention to the business and affairs of the Company and any and all Company subsidiaries and other Company affiliates and shall use his or her best efforts, skills and abilities to promote the Company's interests. Anything herein to the contrary notwithstanding, the Executive shall not be precluded from engaging in charitable and community affairs and managing his or her personal investments, as long as such activities do not materially detract from the Executive's performance of his or her duties under this Agreement. The Executive may serve as a member of the board of directors of corporations and limited liability companies, subject to the approval of a majority of the Board.


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        3.     COMPENSATION.

               3.1 BASE SALARY. During the Term of Employment, the Executive shall be entitled to receive a base salary (the "BASE SALARY") payable in monthly or more frequent installments as shall be established by the Company as its normal payroll practice from time to time or as required by applicable law at an annualized rate of no less than Three Hundred and Fifty Thousand Dollars and 00/100 ($350,000), subject to reduction for any and all applicable federal, state, and local withholding, social security, and unemployment taxes. Such Base Salary shall be reviewed annually as of the anniversary of the Executive's date of hire for increase (but not decrease) in the discretion of the Company, including without limitation on a retroactive basis as of the 2001 anniversary of the Executive's date of hire. In conducting any such annual review, the Company shall consider any change in the Executive's responsibilities, the performance of the Executive and/or other factors deemed pertinent by the Company. Such increased Base Salary shall then constitute the Executive's "Base Salary" for purposes of this Agreement.

               3.2 ANNUAL BONUS. Based on merit and the financial performance of the Company, the Executive will be eligible to receive a discretionary bonus for each fiscal year of the Company equal to up to fifty (50%) of the Executive's weighted average Base Salary for such fiscal year ("ANNUAL BONUS"). Any Annual Bonus that may be awarded to the Executive shall be paid at the same time as annual bonuses are paid to other similarly situated management personnel of the Company, unless the Executive has elected to defer receipt of all or part of the bonus amounts to which he or she is entitled in respect of any such calendar year, in accordance with the terms and provisions of any Deferred Compensation Plan maintained by the Company.

               3.3 DEFERRED COMPENSATION. The Executive shall be eligible to participate in the Company's Deferred Compensation Plan pursuant to the terms of that plan.

        4.     EMPLOYEE BENEFIT PROGRAMS.

               4.1 PENSION AND WELFARE BENEFIT PLANS. In addition to the benefits provided for in Section 3.3, during the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans and programs made available to similarly situated senior management personnel of the Company generally, as such programs may be in effect from time to time, including, without limitation, pension and other retirement plans, profit sharing plans, group life insurance, group health insurance, group health supplemental insurance coverage through the Company's Exec-U-Care Medical Plan or a substitute plan, accidental death and dismemberment insurance, long-term disability, sick leave (including salary continuation arrangements), vacations, paid time off, holidays and other employee benefit programs as such plans and programs are exclusively described in written plan and program documents, subject to the eligibility criteria, rules, plan provisions and regulations applicable to such plans and programs and to the provisions of ERISA and the Code. Nothing contained herein shall be construed as negating or limiting


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        the ability of the Company to amend, modify or terminate such employee benefit programs or plans, in its sole discretion.

               4.2 ADDITIONAL BENEFITS. Notwithstanding Section 4.1 and in addition to the benefits provided for in Section 3.3, the Company shall provide the Executive during the Executive's Term of Employment with (a) supplemental term life insurance coverage in an aggregate amount of not less than One Million Dollars and 00/100 ($1,000,000) through individual term and/or group term policies, and (b) group health supplemental insurance coverage through the Company's Exec-U-Care Medical Plan, or pursuant to such plan or plans as the Company may select from time to time, provided that such plan or plans shall provide benefits substantially similar to those generally available to senior executives of the Company, and shall be fully paid for by the Company. Except as may otherwise be expressly provided in this Agreement, the Company shall not be responsible in any way for any income or other tax liabilities of the Executive due in connection with the receipt by the Executive of any compensation, benefits or perquisites from the Company.

        5.     BUSINESS EXPENSE REIMBURSEMENT AND PERQUISITES.

               5.1 EXPENSE REIMBURSEMENT. During the Term of Employment, the Executive shall be entitled to receive reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him or her in performing services under this Agreement, including any relocation expenses in accordance with Company policies, subject to providing the proper documentation of said expenses and subject to Company policies in effect from time to time with respect thereto.

               5.2 PERQUISITES. During the Term of Employment, the Executive shall also be entitled to any of the Company's executive perquisites, including vacations and other paid time off, in accordance with the written terms and provisions of the documents exclusively defining applicable policies, including, without limitation:

                      (a) the Executive will receive hotel, food and beverage complimentary privileges for business and personal use at the properties operated by the Company's subsidiaries;

                      (b) the Executive will be eligible for complimentary use of the Company's condominiums in Sun Valley, Idaho, for so long as the Company retains such leased condominiums.; and

                      (c) the Company will pay the Executive's bar association and other professional association dues and the Executive's expenses of continuing legal education required as a condition of the Executive's license to practice law or reasonably related to the Executive's duties and responsibilities.


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        6.     TERMINATION OF EMPLOYMENT.

               6.1 TERMINATION DUE TO DEATH OR DISABILITY. The Executive's employment shall be terminated immediately in the event of his or her death or Disability. In the event of a termination due to the Executive's death or Disability, the Executive or his or her beneficiary designated in Section 16, or if none, his or her estate, as the case may be, shall be entitled, in consideration of the Executive's obligations under Section 10 and in lieu of any other compensation whatsoever, to:

                      (a) earned but unpaid Base Salary at the time of his or her death or Disability;

                      (b) any Annual Bonus earned pursuant to Section 3.2, in respect of employment during the entire calendar year preceding the calendar year in which death or Disability occurs, but not yet paid;

                      (c) any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in written plan documents and agreements;

                      (d) reimbursement for expenses incurred but not paid prior to such termination of employment pursuant to Section 5.1;

                      (e) an amount equal to any accrued but unused vacation or other paid time off as of the termination of employment;

                      (f) such rights to other benefits as may be provided in applicable written plan documents and agreements of the Company, including, without limitation, documents and agreements defining stock option rights, restricted stock rights and applicable employee benefit plans and programs, according to the terms and conditions of such documents and agreements, and as further set forth in Sections 4.1 and 4.2 of this Agreement; and

                      (g) any and all amounts owed by the Company under Sections 6.1(a), 6.1(b), 6.1(d) and 6.1(e) shall be paid by the Company within sixty (60) days of the date of termination of employment. Any and all amounts owed by the Company under Sections 6.1(c) and 6.1(f) shall be paid at the later of sixty
               (60) days following the date of termination or the date(s) specified under the applicable written plan documents or agreements.

               6.2 TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment for Cause at any time during the Term of Employment by giving written notice to the Executive that the Company intends to terminate his or her employment for Cause. In the event of a termination for Cause, the Executive shall be


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        entitled, in consideration of the Executive's obligations under Section
        10 and in lieu of any other compensation whatsoever, to:

                      (a) earned but unpaid Base Salary through the date of termination of employment;

                      (b) any Annual Bonus earned pursuant to Section 3.2, in respect of employment during the entire calendar year preceding the calendar year in which termination occurs, but not yet paid;

                      (c) any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in written plan documents and agreements;

                      (d) reimbursement for expenses incurred but not paid prior to such termination of employment pursuant to Section 5.1;

                      (e) an amount equal to any accrued but unused vacation or other paid time off as of the termination of employment;

                      (f) such rights to other benefits as may be provided in applicable written plan documents and agreements of the Company, including, without limitation, documents and agreements defining stock option rights, restricted stock rights and applicable employee benefit plans and programs, according to the terms and conditions of such documents and agreements, and as further set forth in Sections 4.1 and 4.2 of this Agreement; and

                      (g) any and all amounts owed by the Company under Sections 6.2(a), 6.2(b), 6.2(d), and 6.2(e) shall be paid by the Company within sixty (60) days of the date of termination of employment. Any and all amounts owed by the Company under Sections 6.2(c) and 6.2(f) shall be paid at the later of sixty
               (60) days following the date of termination or the date(s) specified under the applicable written plan documents or agreements.

        No termination for Cause and nothing in this Agreement shall waive or be deemed to waive any rights or claims or remedies as may be available to the Company arising out of the facts giving rise to such termination for Cause.

               6.3 TERMINATION BY THE EXECUTIVE WITHOUT GOOD REASON. The Executive may terminate his or her employment without Good Reason on his or her own initiative for any reason prior to a Change in Control upon thirty (30) days' prior written notice to the Company. Such termination shall have the same consequences as a termination by the Company for Cause under Section 6.2.

               6.4 TERMINATION BY THE EXECUTIVE FOR GOOD REASON. Notwithstanding any other provision of this Agreement, the Executive may terminate his or her employment hereunder at any time during the Term of Employment for Good Reason (as defined in Section 1.13 of this Agreement) by giving thirty (30) days' written notice to the Company that the Executive intends to terminate his or her employment for Good Reason. In the event of a termination by the Executive for Good Reason, the Executive shall be entitled, in consideration of the Executive's obligations under
        Section 10 and in lieu of any other compensation and benefits whatsoever, to:

                      (a) an amount equal to two (2) times the Executive's Base Salary at the rate in effect at the time of his or her termination, which shall be paid out in equal installments for the duration of the Restriction Period at the same frequency as the Company's regular payroll payments;

                      (b) earned but unpaid Base Salary through the date of termination of employment;

                      (c) any Annual Bonus earned pursuant to Section 3.2, in respect of employment during the entire calendar year preceding the calendar year in which termination occurs, but not yet paid;

                      (d) any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in written plan documents and agreements;

                      (e) reimbursement for expenses incurred but not paid prior to such termination of employment pursuant to Section 5.1;

                      (f) an amount equal to any accrued but unused vacation or other paid time off as of the termination of employment;

                      (g) such rights to other benefits as may be provided in applicable written plan documents and agreements of the Company, including, without limitation, documents and agreements defining stock option rights, restricted stock rights and applicable employee benefit plans and programs, according to the terms and conditions of such documents and agreements, and as further set forth in Sections 4.1 and 4.2 of this Agreement;

                      (h) continuation of the Executive's group health insurance, at the Company's expense, for eighteen (18) months after the termination of employment or, at the Company's option, payment to the Executive of the economic equivalent thereof, which shall constitute the provision of COBRA benefits to the Executive; and

                      (i) any and all amounts owed by the Company under Sections 6.4(b), 6.4(c), 6.4(e) and 6.4(f) shall be paid by the Company within sixty (60) days of the date of termination of employment. Any and all amounts owed by the Company under Sections 6.4(d), 6.4(g) and 6.4(h) shall be paid at the later of sixty (60) days following the date of termination or the date(s) specified under the applicable written plan documents or agreements.

               6.5 TERMINATION BY THE COMPANY WITHOUT CAUSE. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive's employment without Cause, other than due to death or Disability, at any time during the Term of Employment by giving written notice to the Executive that the Company intends to terminate his or her employment without Cause. In the event that the Company terminates the Executive's employment without Cause, the Executive shall be entitled, in consideration of the Executive's obligations under Section 10 and in lieu of any other compensation and benefits whatsoever, to:

                      (a) a payment amount equal to two (2) times the Executive's annualized Base Salary, at the rate in effect at the time of his or her termination, which shall be paid out in equal installments for the duration of the Restriction Period at the same frequency as the Company's regular payroll payments;

                      (b) earned but unpaid Base Salary through the date of termination of employment;

                      (c) any Annual Bonus earned pursuant to Section 3.2, in respect of employment during the entire calendar year preceding the calendar year in which termination occurs, but not yet paid;

                      (d) any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in written plan documents and agreements;

                      (e) reimbursement for expenses incurred but not paid prior to such termination of employment pursuant to Section 5.1;

                      (f) an amount equal to any accrued but unused vacation or other paid time off as of the termination of employment;

                      (g) such rights to other benefits as may be provided in applicable written plan documents and agreements of the Company, including, without limitation, documents and agreements defining stock option rights, restricted stock rights and applicable employee benefit plans and programs, according to the terms and conditions of such documents and agreements, and as further set forth in Sections 4.1 and 4.2 of this Agreement;

                      (h) continuation of the Executive's group health insurance, at the Company's expense, for eighteen (18) months after the termination of employment or, at the Company's option, payment to the Executive of the economic equivalent thereof, which shall constitute the provision of COBRA benefits to the Executive; and

                      (i) any and all amounts owed by the Company under Sections 6.5(b), 6.5(c), 6.5 (e) and 6.5(f) shall be paid by the Company within sixty (60) days of the date of termination of employment. Any and all amounts owed by the Company under Sections 6.5(d), 6.5(g) and 6.5(h) shall be paid at the later of sixty (60) days following the date of termination or the date(s) specified under the applicable written plan documents or agreements.

               6.6 TERMINATION DUE TO EXPIRATION OF THE TERM OF EMPLOYMENT. If either Party elects not to extend the initial Term of Employment or any successive Term of Employment, the Executive shall not be entitled to any additional compensation after the expiration thereof except as may be expressly provided for herein, but such termination of employment shall not otherwise affect accrued but unpaid compensation or benefits provided under this Agreement or pursuant to any Company plan or program. Notwithstanding the foregoing, if the Company elects not to extend the initial Term of Employment or any successive Term of Employment, such election shall have the same consequences as a termination of the Executive's employment without Cause, effective as of the last day of the then current Term of Employment, unless the Executive's employment is otherwise terminated prior to the last day of the then current Term of Employment, in which case the consequences of such termination of employment shall be dependent upon the basis for such termination of employment as provided in this Agreement.

        7.     CHANGE IN CONTROL.

               7.1 CHANGE IN CONTROL PAYMENT. Immediately upon a Change in Control, in addition to any other compensation or benefits payable pursuant to this Agreement or otherwise, the Executive shall be entitled to a payment in cash equal to two (2) times his or her Base Salary, without regard to continued employment or termination thereof under this Agreement. Unless otherwise provided for in this Agreement, the Executive's rights under a Change in Control to benefits under programs, plans and policies of the Company shall be determined according to the written terms and provisions of documents exclusively defining such programs, plans and policies.

               7.2 TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON AFTER A CHANGE IN Control. If within twelve (12) months following a Change in Control, the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled, in addition to any payment paid or payable pursuant to Section 7.1, but in lieu of any other compensation and benefits whatsoever (including but not limited to the compensation and benefits pursuant to Sections 6.4 and 6.5), to:

                      (a) an amount equal to one (1) times the Executive's annualized Base Salary at the rate in effect at the time (i) of his or her termination or (ii) immediately preceding the Change in Control, whichever is greater, which shall be paid out in equal installments for the duration of the Restriction Period at the same frequency as the Company's regular payroll payments;

                      (b) earned but unpaid Base Salary through the date of termination of employment;

                      (c) any Annual Bonus earned pursuant to Section 3.2, in respect of employment during the entire calendar year preceding the calendar year in which termination occurs, but not yet paid;

                      (d) any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in written plan documents and agreements;

                      (e) reimbursement for expenses incurred but not paid prior to such termination of employment pursuant to Section 5.1;

                      (f) an amount equal to any accrued but unused vacation or other paid time off as of the termination of employment;

                      (g) such rights to other benefits as may be provided in applicable written plan documents and agreements of the Company, including, without limitation, documents and agreements defining stock option rights, restricted stock rights and applicable employee benefit plans and programs, according to the terms and conditions of such documents and agreements, and as further set forth in Sections 4.1 and 4.2 of this Agreement;

                      (h) continuation of the Executive's group health insurance, at the Company's expense, for eighteen (18) months after the termination of employment or, at the Company's option, payment to the Executive of the economic equivalent thereof, which shall constitute the provision of COBRA benefits to the Executive; and

                      (i) any and all amounts owed by the Company under Sections 7.2(b), 7.2(c), 7.2 (e) and 7.2(f) shall be paid by the Company within sixty (60) days of the date of termination of employment. Any and all amounts owed by the Company under Sections 7.2(d), 7.2(g) and 7.2(h) shall be paid at the later of sixty (60) days following the date of termination or the date(s) specified under the applicable written plan documents or agreements.

               7.3 TERMINATION FOR OTHER REASONS AFTER A CHANGE IN CONTROL. If the Executive's employment is terminated after a Change in Control for any reason not otherwise provided for in this Section 7 (including without limitation a termination by the Company without Cause or a termination by the Executive for Good Reason more than twelve (12) months following the Change in Control), his or her rights shall be determined in accordance with the applicable subsection in Section 6.

        8.     CONDITIONS TO PAYMENTS UPON TERMINATION.

               8.1 TIMING OF PAYMENTS. Unless otherwise provided herein, any payments to which the Executive shall be entitled under Sections 6 and 7 shall be payable upon the satisfaction of the conditions set forth in this Agreement.

               8.2 NO MITIGATION; NO OFFSET. In the event of any termination of the Executive's employment under Sections 6 or 7, the Executive shall be under no obligation to seek other employment, and there shall not be offset against amounts due to the Executive any remuneration attributable to any subsequent employment that the Executive may obtain. Notwithstanding any contrary provision contained herein, in the event of any termination of employment of the Executive, the exclusive remedies available to the Executive shall be the amounts due under Sections 6 or 7, which are in the nature of liquidated damages, and are not in the nature of a penalty. In the event of a termination of this Agreement, neither Party shall publish in any way or make any negative comment or statement about the other Party or concerning the reasons for such termination; provided, however, that this sentence shall not apply to written or oral testimony by either Party or their respective employees or agents or representatives in litigation, arbitration or administrative proceedings in which the Parties are adverse. The provisions of this Section 8.2 shall survive the expiration or earlier termination of this Agreement.

               8.3 COMPLIANCE WITH THE AGREEMENT. No payments or benefits payable to the Executive upon the termination of his or her employment pursuant to Sections 6 or 7 shall be made to the Executive if he or she fails to comply with all of the terms and conditions of this Agreement, including, without limitation, Sections 10 and 11.

               8.4 PAYMENTS UPON TERMINATION CONDITIONED ON RELEASE OF CLAIMS. Any payments to the Executive under Sections 6 or 7 shall be subject to the condition that the Executive accepts and executes, without subsequent revocation, a release of claims substantially in the form attached hereto as Exhibit A.

               8.5 CONTINUING OBLIGATIONS OF THE EXECUTIVE. No act or omission by the Executive in breach of this Agreement, shall be deemed to permit the Executive to forego or waive such payments in order to avoid his or her obligations under Sections 10 or 11.

        9.     SPECIAL REIMBURSEMENT.

               9.1 If any payment or benefit paid or payable, or received or to be received, by or on behalf of the Executive in connection with a Change in Control pursuant to Section 7.1 or the termination of the Executive's employment pursuant to Section 7.2, whether any such payments or benefits are pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Affiliate of the Company, any Person, or otherwise (the "TOTAL PAYMENTS"), will or would be subject to the excise tax imposed under Section 4999 of the Code (the "EXCISE TAX"), the Company shall pay to the Executive an additional amount (the "GROSS-UP PAYMENT") such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon or in respect of the Gross-Up Payments, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed thereon, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

               9.2 For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless it is reasonably determined by tax counsel or another professional adviser selected by the Company (which determination shall be provided to the Executive) that such Total Payments (in whole or in part) (i) do not constitute parachute payments, including (without limitation) by reason of Section 280G(b)(4)(A) of the Code, (ii) such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, or (iii) are not otherwise subject to the Excise Tax.

               9.3 In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder as of either the date of the Change in Control or the date of actual payment, whichever is applicable (including by reason of any payment the existence or amount of which cannot be determined at the time of the initial Gross-Up Payment), the Company shall make an additional Gross-Up Payment in accordance with
        Section 9.1 in respect of such excess Excise Tax (plus any interest, penalties or additions payable by the Executive with respect to such excess Excise Tax) at the time that the amount of such excess Excise Tax is finally determined. The Executive and the Company shall each reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of any such subsequent liability for Excise Tax with respect to the Total Payments.

        10.    COVENANT NOT TO ENGAGE IN CERTAIN ACTS.

               10.1 GENERAL. The Parties understand and agree that the purpose of the restrictions contained in this Section 10 is to protect the goodwill and other legitimate business interests of the Company, and that the Company would not have entered into this Agreement in the absence of such restrictions. The Executive acknowledges and agrees that the restrictions are reasonable and do not, and will not, unduly impair his or her ability to make a living after the termination of his or her employment with the Company. The provisions of this Section 10 shall survive the expiration or sooner termination of this Agreement.

               10.2 NON-ASSISTANCE; NON-DIVERSION. In consideration for this Agreement to employ the Executive and the other valuable consideration provided hereunder, the Executive agrees and covenants that during the Term of Employment and during the Restriction Period, and except when acting on behalf of the Company or on behalf of any Affiliate of the Company, the Executive shall not, directly or indirectly, for himself or any third party, or alone or as a member of a partnership or limited liability company, or as an officer, director, shareholder, member or otherwise, engage in the following acts:

                      (a) divert or attempt to divert any existing business of the Company or any Affiliate of the Company;

                      (b) accept any position or affiliation or assignment with, or render any services (whether as an independent contractor or employee) on behalf of, any Competing Business within the Restricted Area;

                      (c) accept any position or affiliation or assignment or render any services (whether as an independent contractor or employee) within the corporate, divisional or regional headquarters or corporate, divisional or regional management group of any Competing Business whose operations and properties include one or more casinos within the Restricted Area; or

                      (d) induce, solicit, attempt to solicit, encourage, divert, cause or attempt to cause any employee or prospective employee of the Company or any Affiliate of the Company to (i) provide services for any other Person, or (ii) terminate and/or leave such employment, or (iii) accept employment with anyone other than the Company or an Affiliate of the Company.

               10.3 CESSATION/REIMBURSEMENT OF PAYMENTS. If the Executive violates any provision of this Section 10, the Company may, upon giving written notice to the Executive, immediately cease all payments and benefits that it may be providing to the Executive pursuant to Section 3, Section 4, Section 6 and Section 7.2, and the Executive shall be required to reimburse the Company for any payments received from, and the cash value of any benefits provided by, the Company between the first day of the violation and the date such notice is given; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the Company and shall not be deemed to permit the Executive to forego or waive such payments in order to avoid his or her obligations under this Section 10; and provided, further, that any release of claims by the Executive pursuant to Section
        8.4 shall continue in effect.

               10.4 SURVIVAL. The Executive agrees that the provisions of this
        Section 10 shall survive the termination of this Agreement and the termination of the Executive's employment.

        11.    CONFIDENTIAL INFORMATION AND COMPANY PROPERTY.

               11.1 CONFIDENTIAL INFORMATION. The Executive understands and acknowledges that Confidential Information constitutes a valuable asset of the Company and its Affiliates and may not be converted to the Executive's own or any third party's use. Accordingly, the Executive hereby agrees that he or she shall not, directly or indirectly, during the Term of Employment or any time thereafter, disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. The Executive further agrees that he or she shall not directly or indirectly, during the Term of Employment, or any time thereafter, use or make use of any Confidential Information in connection with any activity other than the business of the Company. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or the Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

               11.2 COMPANY PROPERTY. All Company Property is and shall remain exclusively the property of the Company. Unless authorized in writing to the contrary, the Executive shall promptly, and without charge, deliver to the Company on the termination of employment hereunder, or at any other time the Company may so request, all Company Property that the Executive may then possess or have under his or her control.

               11.3 REQUIRED DISCLOSURE. In the event the Executive is required by law or court order to disclose any Confidential Information or to produce any Company Property, the Executive shall promptly notify the Company of such requirement and provide the Company with a copy of any court order or of any law which requires such disclosure and, if the Company so elects, to the extent permitted by applicable law, give the Company an adequate opportunity, at its own expense, to contest such law or court order prior to any such required disclosure or production by the Executive.

               11.4 SURVIVAL. The Executive agrees that the provisions of this
        Section 11 shall survive the termination of this Agreement and the termination of the Executive's employment.

        12.    MUTUAL ARBITRATION AGREEMENT.

               12.1 ARBITRABLE CLAIMS. All disputes between the Executive (and his or her attorneys, successors, and assigns) and the Company (and its trustees, beneficiaries, officers, directors, members, managers, Affiliates, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment of or termination of employment of the Executive, including, without limitation, all disputes arising under this Agreement ("ARBITRABLE CLAIMS"), shall be resolved by binding arbitration as set forth in this Section 12, except for claims set forth in Section 12.4 (the "MUTUAL ARBITRATION AGREEMENT"). Arbitrable Claims shall include, but are not limited to: claims brought under Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, ERISA, or any other applicable federal, state or local labor or fair employment law, all as amended from time to time; claims for compensation; claims for breach of any contract or covenant (express or implied); tort claims of all kinds; and all claims based on any federal, state, or local law, statute or regulation. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY IN REGARD TO ARBITRABLE CLAIMS, EXCEPT AS PROVIDED BY SECTION 12.4.

               12.2 PROCEDURE. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented in this Agreement. Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither Party shall initiate or prosecute any court action in any way related to an Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in Los Angeles, California or Las Vegas, Nevada, as the arbitrator may determine shall be the more convenient forum. Unless otherwise required by law or as may be required to uphold the enforceability of this Mutual Arbitration Agreement, the fees and costs of the arbitrator and of the American Arbitration Association shall be divided equally between both Parties.

               12.3 CONFIDENTIALITY. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter and content thereof shall not be disclosed to any Person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator and, if involved, the court and court staff.

               12.4 APPLICABILITY. This Section 12 shall apply to all disputes under this Agreement other than disputes relating to the enforcement of the Company's rights under Sections 10 and 11 of this Agreement and the Company's right to seek injunctive relief as provided in Section 14.

               12.5 ACKNOWLEDGMENT. The Executive acknowledges that he or she:

                      (a)    has carefully read this Section 12;

                      (b)    understands its terms and conditions; and

                      (c) has entered into this Mutual Arbitration Agreement voluntarily and not in reliance on any promises or representations made by the Company other than those contained in this Mutual Arbitration Agreement.

        13. NOTICES. All notices, demands and requests required or permitted to be given to either Party under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

               If to the Company:   Ameristar Casinos, Inc.
                                    3773 Howard Hughes Parkway
                                    Suite 490 South
                                    Las Vegas, Nevada 89109

                                    Attention: Craig H. Neilsen
                                    President and Chief Executive Officer

               If to the Executive: Gordon R. Kanofsky
                                    4273 Aleman Drive
                                    Tarzana, California 91356-5405

        14. RIGHT TO SEEK INJUNCTIVE RELIEF. The Executive acknowledges that a violation on his or her part of any of the covenants contained in Sections 10 and 11 would cause immeasurable and irreparable damage to the Company. The Executive accordingly agrees and hereby grants his or her consent that, without limiting the remedies available to the Company, any actual or threatened violation of such covenants may be enforced by injunctive relief or by other equitable remedies issued or ordered by any court of competent jurisdiction.

        15. EMPLOYEE BENEFIT PLAN DOCUMENTS. In the event that any terms or provisions of this Agreement conflict with the terms and provisions of any employee benefit plan document, the terms and provisions of such employee benefit plan document shall govern; and the Company shall take any and all actions that may be necessary, including amendment of any plan document, to the extent necessary to effect the provision of benefits expressly provided upon termination of the Executive's employment pursuant to Sections 6 and 7.

        16. BENEFICIARIES/REFERENCES. The Executive shall be entitled to select a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his or her incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his or her beneficiary, estate or other legal representative.

        17. SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive the expiration or any earlier termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 17 are in addition to the survivorship provisions of any other Section of this Agreement.

        18. REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants that he or she or it is fully authorized and empowered to enter into this Agreement and that the performance of his or her or its obligations under this Agreement will not violate any agreement between that Party and any other Person.

        19. ENTIRE AGREEMENT. This Agreement and the Indemnification Agreement and any documents contemporaneous with this Agreement expressly setting forth an agreement between the parties and expressly identified in this Agreement contain the entire agreement between the Parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the Parties with respect hereto. No representations, inducements, promises or agreements not embodied herein shall be of any force or effect.

        20. ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns; provided, however, that no rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive, other than rights to compensation and benefits hereunder, which may be transferred only by will or operation of law and subject to the limitations of this Agreement.

        21. AMENDMENT OR WAIVER. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing and signed by both Parties. No waiver by one Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. No failure of the Company to exercise any power given it hereunder or to insist upon strict compliance by the Executive with any obligation hereunder, and no custom or practice at variance with the terms hereof, shall constitute a waiver of the right of the Company to demand strict compliance with the terms hereof.

        22. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Without limiting the foregoing, if any portion of Section 10 is held to be unenforceable, the maximum enforceable restriction of time, scope of activities and geographic area will be substituted for any such restrictions held unenforceable.

        23. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without reference to the principles of conflict of laws thereof. In the event of any dispute or controversy arising out of or relating to this Agreement that is brought to a court, the Parties mutually and irrevocably consent to, and waive any objection to, the exclusive jurisdiction of any federal or state court of competent jurisdiction sitting in the State of Nevada, to resolve such dispute or controversy; provided, however, that nothing in this Section 23 shall affect the Parties' agreement in Section 12 hereinabove that arbitration under Section 12 shall apply to all disputes under this Agreement other than as provided in
Section 12.4.

        24. INDEMNIFICATION. To the extent not otherwise required by law or the Indemnification Agreement, the Company will consider in good faith, and consistent with the Company's past practices, requests by the Executive for indemnification against claims arising from the Executive's conduct in the course and scope of the Executive's employment under this Agreement and for advancement of expenses reasonably incurred in defending against such claims.

        25. HEADINGS. The headings of the Sections and Subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

        26. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement with the same effect as if all Parties had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

        27. ACKNOWLEDGMENT. The Executive represents and acknowledges the following:

                      (a) he or she has carefully read this Agreement in its entirety;

                      (b) he or she understands the terms and conditions contained herein;

                      (c) he or she has had the opportunity to review this Agreement with legal counsel of his or her own choosing, and has done so, and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

                      (d) he or she is entering into this Agreement knowingly and voluntarily.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

        THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


                                        AMERISTAR CASINOS, INC.


                                        By: /s/ THOMAS M. STEINBAUER
                                            -----------------------------------

                                        Name: Thomas M. Steinbauer
                                              ---------------------------------

                                        Title: Senior Vice President of Finance
                                               --------------------------------


                                        EMPLOYEE:

                                        /s/ GORDON R. KANOFSKY
                                        ---------------------------------------
                                        GORDON R. KANOFSKY

                                    EXHIBIT A

                              SEPARATION AGREEMENT
                                       AND
                           GENERAL AND SPECIAL RELEASE

        This Separation Agreement and General and Special Release ("Agreement") is made by and between GORDON R. KANOFSKY (the "Executive") and AMERISTAR CASINOS, INC., a Nevada corporation ("Company"), with respect to separation payments to be paid to the Executive conditioned in part on a complete release by the Executive of any and all claims against the Company and its affiliated entities, their respective directors, officers, employees, agents, accountants, attorneys, representatives, successors and assigns.

        In consideration of delivery to the Executive of the severance payments and benefits by the Company conditionally promised by the Company in that certain Executive Employment Agreement by and between the Executive and the Company dated as of October 5, 2001 (the "Employment Agreement") and with the sole exception of those obligations expressly recited herein or to be performed hereunder and of the Executive's claims to vested interests the Executive may have in employee benefit plans, stock options or restricted stock as defined exclusively in written documents, the Executive and the Executive's heirs, successors and assigns do hereby and forever release and discharge the Company and its affiliated entities and their past and present directors, officers, employees, agents, accountants, attorneys, representatives, successors and assigns from any and all causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of whatsoever kind and character in any manner whatsoever arising prior to the date of this Agreement, including but not limited to any claim for breach of contract, breach of implied covenant, breach of oral or written promise, allegedly unpaid compensation, wrongful termination, infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including without limitation, to the extent permitted by law, alleged violations of Title VII of the Civil Rights Act of 1964 prohibiting discrimination based on race, color, religion, sex or national origin, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) prohibiting discrimination based on age over 40, the Americans With Disabilities Act prohibiting discrimination based on disability, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, and any other federal, state or local labor or fair employment law under which a claim might be brought were it not released here, all as amended from time to time.

        The Executive assumes the risk of any mistake of fact and of any facts which are unknown, and thereby waives any and all claims that this release does not extend to claims which the Executive does not know or suspect to exist in his or her favor at the time of executing this release, which if known by the Executive must or might have materially affected his or her settlement with the Company.

        The Executive and the Company represent, understand and expressly agree that this Agreement sets forth all of the agreements, covenants and understandings of the parties, superseding all other prior and contemporaneous oral and written agreements excepting only those written agreements set forth or referred to in the Employment Agreement between the Executive and the Company. The Executive and the Company agree that no other agreements or covenants will be binding upon the parties unless set forth in a writing signed by the parties or their authorized representatives, and that each of the parties is authorized to make the representations and agreements herein set forth by or on behalf of each such party. The Executive and the Company each affirms that no promises have been made to or by either to the other except as set forth in the Employment Agreement or this Agreement.

        The Executive and the Company agree that any and all disputes, controversies or claims arising out of this Agreement or concerning his or her employment or its termination shall be determined exclusively by final and binding arbitration pursuant to the terms of the Employment Agreement.

        The Executive acknowledges that he or she has had twenty-one (21) days within which to consider this Agreement if he or she has wished to do so, that he or she has seven (7) days from the date of his or her acceptance of this Agreement within which to revoke his or her acceptance, that he or she has been and hereby is advised by the Company to consult with counsel concerning this Agreement and has had an opportunity to do so, and that no payments will be made to the Executive by the Company hereunder until after such seven (7) days and until the Executive shall have provided thereafter reasonable assurances on request that he or she has not revoked his or her acceptance of this Agreement within such seven (7) days. The Executive affirms that he or she enters into this Agreement freely and voluntarily.


        Dated _____________, _____ at ____________________________, ____________


                                        ________________________________________
                                                     the Executive


        Dated _____________, _____ at ____________________________, ____________

                                        AMERISTAR CASINOS, INC.


                                        By _____________________________________

                                        Its ____________________________________



                                      -2-